Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

10% SUBORDINATED PROMISSORY NOTE

$_______	Durham, North Carolina

August  , 2018 (the “Issue Date”)

FOR VALUE RECEIVED, Icagen, Inc., a Delaware corporation (the “Company”), with its principal place of business at 4222 Emperor Boulevard, Suite 350, Research Triangle Park, Durham, North Carolina 27703, its successors and assigns (the “Company”), promises to pay to the order of _______________________________ (“Payee”), having an address at ________________ ___________________________, the principal sum of __________________ Dollars ($___________) on the earlier of (i) the date that is twelve (12) months after the Issue Date or (ii) the Company’s receipt of the proceeds of funding from its next collaboration/ partnership (the “Maturity Date”), together with interest on the principal amount hereof at the rate of 10% per annum, payable on the Maturity Date, commencing on the Issue Date. Payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

1.  This Note is one of a series of a maximum of One Million Five Hundred Thousand Dollars ($1,500,000) of notes being issued by and among the Company and certain note investors (the “Investors”) as part of a bridge financing. This Note and all obligations hereunder, and the other Notes issued as part of this series to the Investors and all obligations thereunder, respectively, shall rank pari passu with each other and shall be subordinated in right of payment in all respects to that certain Senior Secured Convertible Note, dated May 10, 2017, in the principal amount of $2,000,000 issued by the Company to GPB Debt Holdings II, LLC (“GPB”) and the guarantee by the Company of the debt underlying the Senior Secured Convertible Note dated May 10, 2017, in the principal amount of $8,000,000 issued by Icagen-T, Inc. to GPB.

2.  As used herein, a “Default” means a material default by the Company of this Note, the Note Purchase Agreement dated the date hereof between the Company and Payee, or the Pledge Agreement issued by the Company to Payee on the date hereof. Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of one percent (1%) per month; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law. Upon the occurrence of a Default and receipt of written notice by the Company from Payee of such Default, the principal and interest due hereunder shall be immediately due and payable by the Company to Payee.

3.  Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

4.  All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

5.  The Company agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

6.  This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of New York.

7.  This Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, without premium or penalty.

8.  This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company.

ICAGEN, INC.

By:
Name:	Richard Cunningham
Title:	Chief Executive Officer